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EXHIBIT 5

Johnson Controls, Inc.
5757 North Green Bay Avenue
Post Office Box 591
Milwaukee, WI 53201-0591
Tel. 414/524 3400
FAX: 414/524 2077
Jerome D. Okarma
Vice President, Secretary
and General Counsel
U.S. Securities and Exchange Commission
Washington, DC 20549
December 1, 2008

Re:	Form S-3 Registration Statement
Ladies and Gentlemen:
I am Vice President, Secretary and General Counsel of Johnson Controls, Inc., a Wisconsin corporation (the “Company”), and have advised the Company in connection with the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) to be filed by the Company with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), relating to 4,732,058 shares of the Company’s Common Stock, $0.01 7/18 par value (the “Common Stock”), that may be delivered pursuant to the Company’s Automatic Dividend Reinvestment and Common Stock Purchase Plan (the “Plan”). The Plan contemplates that the agent administering the Plan will employ participants’ funds to acquire Common Stock by purchasing Common Stock in the open market or through purchases from the Company.
In my capacity as Vice President, Secretary and General Counsel of the Company, I have examined: (a) the Registration Statement, including the prospectus and the exhibits (including those incorporated by reference) constituting a part thereof; (b) the Restated Articles of Incorporation of the Company, as amended through July 25, 2007; (c) the Amended and Restated Bylaws of the Company, as amended through November 19, 2008 and effective December 31, 2008; (d) resolutions of the Company’s Board of Directors relating to the authorization of the delivery of the Common Stock subject to the Registration Statement; and (e) such other proceedings, documents and records as I have deemed necessary to enable me to render this opinion.
In my examination of the above-referenced documents, I have assumed the genuineness of all signatures, the authenticity of all documents, certificates and instruments submitted to me as originals and the conformity with the originals of all documents submitted to us as copies.
Based on the foregoing, I am of the opinion that:
1. The Company is a corporation validly existing under the laws of the State of Wisconsin.
2. It is presently contemplated that the shares of Common Stock to be delivered under the Plan will either be purchased in the open market or purchased directly from the Company. To the extent the shares of Common Stock to be delivered under the Plan shall constitute shares newly issued by and purchased directly from the Company, such shares of Common Stock, when delivered pursuant to the terms and conditions of the Plan, will be validly issued, fully paid and nonassessable and no personal liability will attach to the ownership thereof.
With respect to paragraph 2 above, at one time Section 180.0622(2)(b) of the Wisconsin Business Corporation Law imposed personal liability upon shareholders for debts owing to employees of the Company for services performed, but not exceeding six months’ service in any one case. This statutory provision was repealed by 2005 Wisconsin Act 474, which provided that the repeal applies to debts incurred on or after June 14, 2006.
I consent to the use of this opinion as an exhibit to the Registration Statement. In giving my consent, I do not admit that I am an “expert” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required by Section 7 of the Securities Act.
This opinion is limited to the laws of the State of Wisconsin and the federal laws of the United States applicable therein, and I express no opinion with respect to the laws of any other state or jurisdiction.
Very truly yours,
/s/ Jerome D. Okarma
Jerome D. Okarma
Vice President, Secretary
and General Counsel